Exhibit 15.1

November 7, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 24, 2008, July 24, 2008 and October 23, 2008, respectively, on our reviews of interim financial information of Ecolab Inc. (the “Company”) for the three-month periods ended March 31, 2008 and 2007, the three- and six-month periods ended June 30, 2008 and 2007 and the three- and nine-month periods ended September 30, 2008 and 2007, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, are incorporated by reference in its Registration Statement on Form S-3 dated November 10, 2008.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota